Exhibit 99.1

Anvia Holdings Corporation acquires Australian Data Centre, Host Group of Companies Pty Ltd Press Release | 05/14/2019

GLENDALE, CA, May 14, 2019 (GLOBE NEWSWIRE) — Anvia Holdings Corporation (OTCQB: ANVV) (the “Company” or “Anvia Holdings”) today announced that it has executed a definitive agreement to acquire all of the issued and outstanding shares of Host Group of Companies Pty Ltd (Host Networks), an Australian data centre and hosting service based in Brisbane.

Under the agreement Anvia Holdings through its fully owned subsidiary Anvia (Australia) Pty Ltd has acquired 100% of Host Networks’ outstanding shares for AUD 4,300,000 about USD 2,988,000, where AUD 800,000 shall be paid in cash, and AUD 3,500,000 shall be paid in shares of Anvia Holdings.

Robert Woolley, CEO of Host Networks, said “We are pleased to have entered into this agreement with Anvia and are excited about the additional resources and capabilities that this gives us to grow our operations and capacity”.

Anvia (Australia) Pty Ltd CEO, James Kennett, said “Host Group will be a synergistic and highly beneficial addition to our portfolio of companies. The technical resources it brings will improve our existing operations and enable cost savings across the group.”

About Host Group of Companies Pty Ltd

Host Group of Companies Pty Ltd is an Australian company incorporated under the Australian Securities & Investment Commission. Since 1999, it operates a data centre at the Brisbane Technology Park that offers cloud, dedicated, co-location and hosting services.

Host Networks also operates an Australian autonomous network comprised of a fully diverse, multi-homed, dual stack, redundant transit service spanning the eastern coast of Australia. This network further expands Anvia’s communications capabilities and enhances its education, e-learning, and professional services operations.

For additional information, please visit: www.hostnetworks.com.au

About Anvia (Australia) Pty Ltd

Anvia (Australia) Pty Ltd is fully owned subsidiary of Anvia Holdings Corporation trading on OTCQB -ANVV. The company has acquired a number of vocational colleges and owns proprietary software and mobile application technologies for consumer and corporate market.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology and education service company. The company is established with the mission to make potential growth accessible and sustainable. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation

Contact:support@anviaholdings.com

Phone: 323 713 3244